Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of Bears Holding Sub, Inc. on Form S-4 of our report dated March 2, 2018, relating to the financial statements of RTI Surgical, Inc. and subsidiaries, and the effectiveness of RTI Surgical, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of RTI Surgical, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the joint proxy and consent solicitation statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida

January 18, 2019